August 8, 2023

The AZEK Company Announces Third Quarter Fiscal 2023 Results; Raises Full-Year Fiscal 2023 Net Sales and Adjusted EBITDA Outlook

Third Quarter Financial Performance Accelerates; Strong Execution Against Margin Expansion Initiatives & Cash Flow Generation

THIRD QUARTER FISCAL 2023 FINANCIAL HIGHLIGHTS

•
Consolidated Net Sales of $387.6 million
•
Residential segment net sales increased 2.5% year-over-year to $351.6 million
•
Net Income increased 26.9% year-over-year to $34.9 million; Net profit margin expanded 200 basis points to 9.0%
•
Adjusted EBITDA increased 12.1% year-over-year to $97.0 million; Adjusted EBITDA Margin expanded 310 basis points to 25.0%
•
EPS of $0.23 per share; Adjusted Diluted EPS of $0.30 per share
•
Net Cash Provided by Operating Activities increased $33.7 million year-over-year to $166.9 million
•
Free Cash Flow increased $52.4 million year-over-year to $160.1 million

RECENT COMPANY HIGHLIGHTS

•
Raising fiscal year 2023 Adjusted EBITDA outlook range to $275 to $280 million
•
Returned $48 million to shareholders through share repurchases in the fiscal third quarter
•
Zonda’s JLC 2023 Brand Use Study ranked TimberTech decking, TimberTech railing and AZEK Exteriors trim as the #1 most used brands by residential contractors in the last two years; TimberTech composite/PVC decking also ranked #1 in quality
•
Issued 2022 FULL-CIRCLETM ESG Report
•
Recognized by USA TODAY’s first ever list of America’s Climate Leaders; TimberTech Advanced PVC Decking Wins Environment + Energy Leader 2023 Product of the Year Award

Chicago, Ill. (BUSINESS WIRE) -- The AZEK Company Inc. (NYSE: AZEK) ("AZEK" or the “Company”), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and railing, Versatex® and AZEK® Trim and StruXure™ pergolas, today announced financial results for its third quarter ended June 30, 2023.

CEO COMMENTS

“The AZEK team delivered financial results ahead of expectations driven by continued execution of our growth and productivity initiatives, operational performance and double-digit Residential sell-through growth. During the quarter, we continued our focus on growth through new products, material conversion and customer expansion, and drove significant margin expansion through operational excellence, sourcing savings and recycling initiatives. Year-over-year, we delivered double-digit net income and Adjusted EBITDA growth, and expanded net profit margin and Adjusted EBITDA Margin by 200 basis points and 310 basis points, respectively. We also continued to see benefits from our increased focus on cash conversion and generated significant operating cash flow of $166.9 million and Free Cash Flow of $160.1 million, each growing $33.7 million and $52.4 million year-over-year, respectively. I would once again like to thank the entire AZEK team and our partners that support The AZEK Company,” said Jesse Singh, AZEK’s CEO. “AZEK’s results this quarter demonstrate the strength and resiliency of our business model and our team’s focus on operational execution to drive above-market growth and margin expansion across any market conditions,” continued Mr. Singh.

“Our growth and cost saving initiatives are on-track, we’re experiencing positive results in our Residential segment and we have increased visibility for the 2023 season. As a result, we are raising our full-year fiscal 2023 outlook for net sales and Adjusted EBITDA,” said Mr. Singh.

“We are once again proud to receive several recognitions this quarter. First, TimberTech decking, TimberTech railing, and AZEK Exteriors trim were ranked as the #1 most used brands by contractors in the last two years in the JLC 2023 Brand Use Study published by Zonda, reflecting the strong momentum for both our TimberTech brand and our AZEK brands,” said Mr. Singh. “In addition, AZEK was included in USA TODAY’s first-ever list of America’s Climate Leaders. The list highlights leading companies that have evidenced meaningful reductions in their greenhouse gas emissions intensity as measured by greenhouse gases relative to revenue. AZEK has reduced its Scope 1 and Scope 2 carbon intensity by approximately 15% between 2019 to 2021. This recognition, combined with our recently published 2022 FULL-CIRCLE ESG Report, reflect our commitment to positively impacting our products, our people and the planet. Our focus on innovation and manufacturing sustainable outdoor living products with the best aesthetics and performance are inspiring homeowners and enabling our above market growth. These strengths, combined with our focused strategy, will continue to drive material conversion away from wood over time across our attractive markets,” continued Mr. Singh.

THIRD QUARTER FISCAL 2023 CONSOLIDATED RESULTS

Net sales for the three months ended June 30, 2023 decreased by $7.4 million, or 1.9%, to $387.6 million from $395.0 million for the three months ended June 30, 2022. As expected, the decrease was primarily due to a decline in volume, largely in our Commercial segment, partially offset by positive pricing and the contribution of a recent acquisition. Net sales for the three months ended June 30, 2023 increased for our Residential segment by $8.5 million, or 2.5%, and decreased for our Commercial segment by $16.0 million, or 30.8%, in each case as compared to the prior year period.

Net income increased by $7.4 million to $34.9 million, or $0.23 per share, for the three months ended June 30, 2023, compared to $27.5 million, or $0.18 per share, for the three months ended June 30, 2022. Net profit margin expanded to 9.0% for the three months ended June 30, 2023, as compared to net profit margin of 7.0% for the three months ended June 30, 2022.

Adjusted EBITDA increased by $10.5 million to $97.0 million for the three months ended June 30, 2023, compared to Adjusted EBITDA of $86.5 million for the three months ended June 30, 2022. Adjusted EBITDA Margin expanded 310 basis points to 25.0% from 21.9% for the prior year period.

Adjusted Net Income decreased by $0.2 million to $45.0 million, or Adjusted Diluted EPS of $0.30 per share, for the three months ended June 30, 2023, compared to Adjusted Net Income of $45.2 million, or Adjusted Diluted EPS of $0.29 per share, for the three months ended June 30, 2022.

BALANCE SHEET, CASH FLOW and LIQUIDITY

As of June 30, 2023, the Company had cash and cash equivalents of $244.6 million and approximately $147.2 million available for future borrowings under our Revolving Credit Facility. Total gross debt, including finance leases, as of June 30, 2023, was $673.9 million.

Net Cash Provided by Operating Activities for the three months ended June 30, 2023, increased by $33.7 million year-over-year to $166.9 million. Free Cash Flow for the three months ended June 30, 2023, increased by $52.4 million year-over-year to $160.1 million.

During the quarter, the Company repurchased approximately 1.9 million shares of its Class A common stock for an aggregate purchase price of approximately $48.5 million.

OUTLOOK

“The demand environment in the fiscal third quarter continued to improve, with Residential segment sell-through growth improving versus the prior quarter. Demand signals, including our digital marketing metrics and feedback from our contractor and dealer surveys, as well as our shelf space gains across professional and retail channels, provide a positive backdrop for the remainder of the building season and our fiscal year. Our improved Residential segment visibility and cost-saving initiatives give us confidence to raise our outlook for fiscal year 2023. As we progress through the balance of the year and into fiscal 2024, we will continue to focus on growth opportunities, margin expansion and cash flow generation,” said Mr. Singh.

AZEK provides certain of its outlook on a non-GAAP basis, as the Company cannot predict some elements that are included in reported GAAP results, including the impact of acquisition costs and other costs. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.

AZEK is raising its outlook for full-year fiscal 2023. For full-year fiscal 2023, AZEK expects consolidated net sales in the range of $1,338 to $1,358 million and Adjusted EBITDA in the range of $275 to $280 million. Capital expenditures for fiscal year 2023 are expected to be approximately $85 million.

For the fourth quarter of fiscal 2023, AZEK expects consolidated net sales in the range of $356 to $376 million and Adjusted EBITDA in the range of $90 to $95 million. AZEK expects year-over-year Adjusted EBITDA Margin expansion in the fourth quarter that is accretive versus the prior quarter and year-over-year.

“We remain incredibly excited about the long-term material conversion opportunity ahead of us in the large and fast-growing outdoor living and home exteriors markets that AZEK plays in. Our fiscal third quarter results reflect the strength of our industry-leading positioning, our focus on strategic growth initiatives and the significant margin expansion opportunities ahead of us. These results reaffirm our confidence in our long-term financial targets of driving double-digit annual net sales growth and expanding our Adjusted EBITDA Margin to the targeted approximately 27.5% by the end of fiscal year 2027,” concluded Mr. Singh.

CONFERENCE CALL AND WEBSITE INFORMATION

AZEK will hold a conference call to discuss the results today, Tuesday, August 8, 2023, at 4:00 p.m. (CT). To access the live conference call, please register for the call in advance by visiting https://conferencingportals.com/event/kqzNUoaC. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and unique conference call codes for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at https://investors.azekco.com/events-and-presentations/. AZEK uses its investor relations website at investors.azekco.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the AZEK website or by dialing (800) 770- 2030 or (647) 362- 9199. The conference ID for the replay is 63923. The replay will be available until 10:59 p.m. (CT) on August 22, 2023. In addition, an earnings presentation will be posted and available on the AZEK investor relations website prior to the conference call.

ABOUT THE AZEK® COMPANY

The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and railing, Versatex® and AZEK® Trim, and StruXure™ pergolas. Consistently awarded and recognized as the market leader in innovation, quality, aesthetics and sustainability, products across AZEK’s portfolio are made from up to approximately 90% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly, and stylish solution to consumers. Leveraging the talents of its approximately 2,000 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping hundreds of millions of pounds of waste and scrap out of landfills each year, and revolutionizing the industry to create a more sustainable future. The AZEK Company has recently been named one of America’s Climate Leaders by USA Today, a Top Workplace by the Chicago Tribune and a winner of the 2023 Real Leaders® Impact Awards. Headquartered in Chicago, Illinois, the company operates manufacturing and recycling facilities in Ohio, Pennsylvania, Idaho, Georgia, Nevada, New Jersey, Michigan and Minnesota. For additional information, please visit azekco.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this earnings release, including statements regarding future operations are forward-looking statements. In some cases, forward looking statements may be identified by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "could," "would," "expect," "objective," "plan," "potential," "seek," "grow," "target," "if," or the negative of these terms and similar expressions intended to identify forward-looking statements. Projected financial information and performance, including our guidance and outlook as well as statements about our future growth and margin expansion goals and factors, assumptions and variables underlying these projections and goals, are forward-looking statements. In particular and unless specifically provided herein, no financial information for fiscal year 2023, including operating results or otherwise, should be inferred or extrapolated from the guidance provided in this earnings release. Other forward-looking statements may include, without limitation, statements with respect to our ability to meet the future targets and goals we establish, including our environmental, social and governance targets, and the ultimate impact of our actions on our business as well as the expected benefits to the environment, our employees, and the communities in which we do business; statements about our future expansion plans, capital investments, capacity targets and other future strategic initiatives; statements about any stock repurchase plans; statements about potential new products and product innovation; statements regarding the potential impact of global health pandemics or geopolitical conflicts, such as the conflict between Russia and Ukraine; statements about future pricing for our products or our raw materials and our ability to offset increases to our raw material costs and other inflationary pressures; statements about the markets in which we operate and the economy more generally, including inflation and interest rates, supply and demand balance, such as our ability to effectively manage inventory in our distribution channels, growth of our various markets and growth in the use of engineered products as well as our ability to share in such growth; statements about future conversion opportunities from wood and other materials and our ability to capture market share from such opportunities; statements about our production levels and our ability to successfully manage such levels; and all other statements with respect to our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this earnings release are forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled "Risk Factors" set forth in Part I, Item 1A of the Annual Report on Form 10-K for fiscal 2022 (our “2022 Annual Report”) and in our other filings with the U.S. Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this earnings release may not occur and actual results may differ materially and adversely from those anticipated or implied in the forward-looking statements. You should read this earnings release with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

These statements are based on information available to us as of the date of this earnings release. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. We disclaim any intention and undertake no obligation to update or revise any of our forward-looking statements after the date of this release to reflect actual results or future events or circumstances whether as a result of new information, future events or otherwise, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

NON-GAAP FINANCIAL MEASURES

To supplement our earnings release and consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or (“GAAP”), we use certain non-GAAP financial measures, as described within this earnings release, to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance and liquidity from management’s view and because we believe they provide an additional tool for investors to use in comparing our core financial performance and liquidity over multiple periods with other companies in our industry. Our GAAP financial results include significant expenses that may not be indicative of our ongoing operations as detailed within this earnings release.

However, non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our earnings release and our consolidated financial statements prepared and presented in accordance with GAAP.

We define Adjusted Gross Profit as gross profit before depreciation and amortization, business transformation costs, acquisition costs and certain other costs as described below. Adjusted Gross Profit Margin is equal to Adjusted Gross Profit divided by net sales.

We define Adjusted Net Income as net income (loss) before amortization, share-based compensation costs, business transformation costs, acquisition costs, initial public offering and secondary offering costs and certain other costs as described below.

We define Adjusted Diluted EPS as Adjusted Net Income divided by weighted average common shares outstanding – diluted, to reflect the conversion or exercise, as applicable, of all outstanding shares of restricted stock awards, restricted stock units and options to purchase shares of our common stock.

We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax (benefit) expense and depreciation and amortization and by adding to or subtracting therefrom items of expense and income as described above.

Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net sales.

Net Leverage is equal to gross debt less cash and cash equivalents, divided by trailing twelve month Adjusted EBITDA.

We believe Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage are useful to investors because they help identify underlying trends in our business that could otherwise be masked by certain expenses that can vary from company to company depending on, among other things, its financing, capital structure and the method by which its assets were acquired, and can also vary significantly from period to period. For example, we add back depreciation and amortization and share-based compensation because we do not consider them indicative of our core operating performance. We believe their exclusion facilitates comparisons of our operating performance on a period-to-period basis. Therefore, we believe that showing gross profit and net income, as adjusted to remove the impact of these expenses, is helpful to investors in assessing our gross profit and net income performance in a way that is similar to the way management assesses our performance. Additionally, EBITDA and EBITDA margin are common measures of operating performance in our industry, and we believe they facilitate operating comparisons. Our management also uses Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin in conjunction with other GAAP financial measures for planning purposes, including as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance.

Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
These measures do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;
•
These measures do not reflect changes in, or cash requirements for, our working capital needs;
•
Adjusted EBITDA and Adjusted EBITDA Margin do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•
Adjusted EBITDA and Adjusted EBITDA Margin do not reflect our income tax expense or the cash requirements to pay our taxes;
•
Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA and Adjusted EBITDA Margin exclude the expense of amortization of our assets, and Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin also exclude the expense of depreciation of our assets, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future;
•
Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA and Adjusted EBITDA Margin exclude the expense associated with our equity compensation plan, although equity compensation has been, and will continue to be, an important part of our compensation strategy;
•
Adjusted Gross Profit, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA and Adjusted EBITDA Margin exclude certain business transformation costs, acquisition costs and other costs, each of which can affect our current and future cash requirements; and
•
Other companies in our industry may calculate Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin and Net Leverage differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, none of these metrics should be considered indicative of discretionary cash available to us to invest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

In addition, we provide Free Cash Flow, which is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less purchases of property, plant and equipment. We believe Free Cash Flow is useful to investors as an important liquidity measure of the cash that is available to us after capital expenditures. Free Cash Flow is used by our management as a measure of our ability to generate and use cash, including in order to invest in future growth, fund acquisitions, return capital to our stockholders and repay indebtedness. Our use of Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results under GAAP. Some of these limitations are:

•
Free Cash Flow is not a substitute for net cash provided by (used in) operating activities, including because our capital expenditures as a manufacturing company can be significant and can vary from period to period;
•
Free Cash Flow does not reflect our future contractual commitments or mandatory debt repayments and accordingly does not represent residual cash flow available for discretionary expenditures or the total increase or decrease in our cash balance for a given period; and
•
Other companies in our industry may calculate Free Cash Flow differently than we do, limiting its usefulness as a comparative measure.

Segment Adjusted EBITDA

Depending on certain circumstances, Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin may be calculated differently, from time to time, than our Adjusted EBITDA and Adjusted EBITDA Margin, which are further discussed under the heading “Non-GAAP Financial Measures.” Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin represent measures of segment profit reported to our chief operating decision maker for the purpose of making decisions about allocating resources to a segment and assessing its performance. For more information regarding how Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin are determined, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Results of Operations” set forth in Part II, Item 7 of our Annual Report on Form 10-K for fiscal 2022 and our Consolidated Financial Statements and related notes included therein.

The AZEK Company Inc.

Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars, except for share and per share amounts)

(Unaudited)

in thousands	June 30, 2023	September 30, 2022
ASSETS:
Current assets:
Cash and cash equivalents	$244,597	$120,817
Trade receivables, net of allowances	72,918	90,159
Inventories	221,281	299,905
Prepaid expenses	13,668	17,212
Other current assets	17,183	2,501
Total current assets	569,647	530,594
Property, plant and equipment - net	494,895	517,913
Goodwill	994,155	993,995
Intangible assets - net	210,800	245,835
Other assets	89,369	94,754
Total assets	$2,358,866	$2,383,091
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$53,010	$48,987
Accrued rebates	49,371	50,479
Accrued interest	130	4,436
Current portion of long-term debt obligations	6,000	6,000
Accrued expenses and other liabilities	58,581	72,589
Total current liabilities	167,092	182,491
Deferred income taxes	67,056	65,195
Long-term debt—less current portion	581,418	584,879
Other non-current liabilities	105,485	106,083
Total liabilities	921,051	938,648
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized and no shares issued or outstanding at June 30, 2023 and September 30, 2022, respectively	—	—
Class A common stock, $0.001 par value; 1,100,000,000 shares authorized, 155,769,041 shares issued at June 30, 2023 and 155,157,220 shares issued at September 30, 2022	156	155
Class B common stock, $0.001 par value; 100,000,000 shares authorized, 100 shares issued and outstanding at June 30, 2023 and at September 30, 2022, respectively	—	—
Additional paid‑in capital	1,653,714	1,630,378
Accumulated deficit	(87,690)	(113,002)
Accumulated other comprehensive income (loss)	691	—
Treasury stock, at cost, 6,416,077 and 4,116,570 shares at June 30, 2023 and September 30, 2022, respectively	(129,056)	(73,088)
Total stockholders' equity	1,437,815	1,444,443
Total liabilities and stockholders' equity	$2,358,866	$2,383,091

The AZEK Company Inc.

Condensed Consolidated Statements of Comprehensive Income

(In thousands of U.S. dollars, except for share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
in thousands	2023	2022	2023	2022
Net sales	$387,553	$394,991	$981,504	$1,050,954
Cost of sales	255,353	268,604	693,552	713,498
Gross profit	132,200	126,387	287,952	337,456
Selling, general and administrative expenses	73,650	78,737	221,554	212,728
Operating income	58,550	47,650	66,398	124,728
Other expenses:
Interest expense, net	10,408	10,618	30,481	18,776
Total other expenses	10,408	10,618	30,481	18,776
Income before income taxes	48,142	37,032	35,917	105,952
Income tax expense	13,267	9,556	10,605	25,951
Net income	$34,875	$27,476	$25,312	$80,001
Other comprehensive income:
Unrealized gain due to change in fair value of derivatives, net of tax	$3,953	$—	$691	$—
Total other comprehensive income	3,953	—	691	—
Comprehensive income	$38,828	$27,476	$26,003	$80,001

Net income per common share:
Basic	$0.23	$0.18	$0.17	$0.52
Diluted	0.23	0.18	0.17	0.51

Weighted-average common shares outstanding:
Basic	150,140,392	153,493,355	150,610,890	154,199,158
Diluted	151,069,954	153,891,090	151,056,199	155,631,884

The AZEK Company Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

(Unaudited)

	Nine Months Ended June 30,
	2023	2022
Operating activities:
Net income	$25,312	$80,001
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation	63,504	48,764
Amortization of intangibles	35,035	37,966
Non-cash interest expense	1,236	4,194
Non-cash lease expense	(188)	(218)
Deferred income tax provision	1,599	21,520
Non-cash compensation expense	13,608	19,550
Fair value adjustment for contingent consideration	400	—
Loss on disposition of property, plant and equipment	278	317
Changes in certain assets and liabilities:
Trade receivables	17,241	(20,399)
Inventories	78,624	(121,574)
Prepaid expenses and other currents assets	(8,795)	(7,732)
Accounts payable	11,308	4,512
Accrued expenses and interest	(11,803)	(3,733)
Other assets and liabilities	2,684	2,532
Net cash provided by operating activities	230,043	65,700
Investing activities:
Purchases of property, plant and equipment	(54,059)	(139,491)
Proceeds from disposition of fixed assets	173	617
Acquisitions, net of cash acquired	(161)	(86,935)
Net cash used in investing activities	(54,047)	(225,809)
Financing activities:
Proceeds from 2022 Term Loan Agreement	—	595,500
Payments on 2022 Term Loan Agreement	(4,500)	—
Payment of debt issuance costs	—	(3,442)
Repayments of Term Loan Agreement	—	(467,654)
Proceeds under revolving credit facility	25,000	40,000
Payments under revolving credit facility	(25,000)	(40,000)
Repayments of finance lease obligations	(1,958)	(2,308)
Exercise of vested stock options	11,111	5,995
Cash paid for shares withheld for taxes	(1,381)	(429)
Purchases of treasury stock	(55,488)	(58,468)
Net cash provided by (used in) financing activities	(52,216)	69,194
Net increase (decrease) in cash and cash equivalents	123,780	(90,915)
Cash and cash equivalents – Beginning of period	120,817	250,536
Cash and cash equivalents – End of period	$244,597	$159,621
Supplemental cash flow disclosure:
Cash paid for interest, net of amounts capitalized	$33,516	$10,269
Cash paid for income taxes, net	21,003	5,608
Supplemental non-cash investing and financing disclosure:
Capital expenditures in accounts payable at end of period	$14,299	$24,321
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	2,828	18,705

Segment Results from Operations

Residential Segment

The following table summarizes certain financial information relating to the Residential segment results that have been derived from our unaudited Condensed Consolidated Financial Statements for the three and nine months ended June 30, 2023 and 2022.

	Three Months Ended June 30,				Nine Months Ended June 30,
(U.S. dollars in thousands)	2023	2022	$ Variance	% Variance	2023	2022	$ Variance	% Variance
Net sales	$351,608	$343,064	$8,544	2.5%	$873,208	$914,555	$(41,347)	(4.5)%
Segment Adjusted EBITDA	105,503	91,093	14,410	15.8%	211,885	258,874	(46,989)	(18.2)%
Segment Adjusted EBITDA Margin	30.0%	26.6%	N/A	N/A	24.3%	28.3%	N/A	N/A

Commercial Segment

The following table summarizes certain financial information relating to the Commercial segment results that have been derived from our unaudited Condensed Consolidated Financial Statements for the three and six months ended June 30, 2023 and 2022.

	Three Months Ended June 30,				Nine Months Ended June 30,
(U.S. dollars in thousands)	2023	2022	$ Variance	% Variance	2023	2022	$ Variance	% Variance
Net sales	$35,945	$51,927	$(15,982)	(30.8)%	$108,296	$136,399	$(28,103)	(20.6)%
Segment Adjusted EBITDA	8,780	12,271	(3,491)	(28.4)%	21,763	25,693	(3,930)	(15.3)%
Segment Adjusted EBITDA Margin	24.4%	23.6%	N/A	N/A	20.1%	18.8%	N/A	N/A

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

	Three Months Ended June 30,		Nine Months Ended June 30,
(U.S. dollars in thousands)	2023	2022	2023	2022
Net income	$34,875	$27,476	$25,312	$80,001
Interest expense	10,408	10,618	30,481	18,776
Depreciation and amortization	33,064	29,606	98,539	86,730
Income tax expense (benefit)	13,267	9,556	10,605	25,951
Stock-based compensation costs	4,164	4,903	13,747	13,846
Acquisition costs (1)	—	3,227	3,856	8,861
Secondary offering costs	1,065	—	1,065	—
Other costs (2)	112	1,138	1,260	1,799
Total adjustments	62,080	59,048	159,553	155,963
Adjusted EBITDA	$96,955	$86,524	$184,865	$235,964

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Net income	9.0%	7.0%	2.6%	7.6%
Interest expense	2.7%	2.7%	3.1%	1.8%
Depreciation and amortization	8.5%	7.5%	10.0%	8.3%
Income tax expense (benefit)	3.4%	2.4%	1.1%	2.5%
Stock-based compensation costs	1.1%	1.2%	1.4%	1.3%
Acquisition costs	0.0%	0.8%	0.4%	0.8%
Secondary offering costs	0.3%	0.0%	0.1%	0.0%
Other costs	0.0%	0.3%	0.1%	0.2%
Total adjustments	16.0%	14.9%	16.2%	14.9%
Adjusted EBITDA Margin	25.0%	21.9%	18.8%	22.5%

(1)
Acquisition costs reflect costs directly related to completed acquisitions of $3.2 million in the three months ended June 30, 2022, and $3.9 million and $7.7 million in the nine months ended June 30, 2023 and 2022, respectively, and inventory step-up adjustments related to recording inventory of acquired businesses at fair value on the date of acquisition of $1.2 million for the nine months ended June 30, 2022.
(2)
Other costs include costs related to a reduction in workforce of $0.1 million and $0.8 million in the three months ended June 30, 2023 and 2022, respectively, and $0.3 million and $0.8 million in the nine months ended June 30, 2023 and 2022, respectively, costs for legal expense of $0.2 million in the three months ended June 30, 2022, and $0.2 million and $0.6 million in the nine months ended June 30, 2023 and 2022, respectively, costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.1 million for the nine months ended June 30, 2022, and other costs of $0.1 million for the three months ended June 30, 2022, and $0.8 million and $0.3 million for the nine months ended June 30, 2023 and 2022, respectively.

Adjusted Gross Profit Reconciliation

	Three Months Ended June 30,		Nine Months Ended June 30,
(U.S. dollars in thousands)	2023	2022	2023	2022
Gross Profit	$132,200	$126,387	$287,952	$337,456
Depreciation and amortization (1)	23,983	20,843	70,716	59,410
Acquisitions costs (2)	—	—	—	1,208
Other costs (3)	—	324	116	324
Adjusted Gross Profit	$156,183	$147,554	$358,784	$398,398

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Gross Margin	34.1%	32.0%	29.3%	32.1%
Depreciation and amortization	6.2%	5.3%	7.2%	5.7%
Acquisitions costs	0.0%	0.0%	0.0%	0.1%
Other costs	0.0%	0.1%	0.0%	0.0%
Adjusted Gross Profit Margin	40.3%	37.4%	36.5%	37.9%

(1)
Depreciation and amortization for the three months ended June 30, 2023 and 2022 consists of $19.5 million and $15.6 million, respectively, of depreciation and $4.5 million and $5.2 million, respectively, of amortization of intangible assets relating to our manufacturing process. Depreciation and amortization for the nine months ended June 30, 2023 and 2022 consists of $57.0 million and $44.0 million, respectively, of depreciation and $13.7 million and $15.4 million, respectively, of amortization of intangible assets relating to our manufacturing process.
(2)
Acquisition costs reflect inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition.
(3)
Other costs include costs related to a reduction in workforce of $0.1 million in the nine months ended June 30, 2023 and $0.3 million in the three and nine months ended June 30, 2022.

Adjusted Net Income and Adjusted Diluted EPS Reconciliation

	Three Months Ended June 30,		Nine Months Ended June 30,
(U.S. dollars in thousands, except per share amounts)	2023	2022	2023	2022
Net income	$34,875	$27,476	$25,312	$80,001
Amortization	11,578	12,522	35,035	37,966
Stock-based compensation costs (1)	1,062	1,460	3,423	5,224
Acquisition costs (2)	—	3,227	3,856	8,861
Capital structure transaction costs (3)	—	5,112	—	5,112
Secondary offering costs	1,065	—	1,065	—
Other costs (4)	112	1,138	1,260	1,799
Tax impact of adjustments (5)	(3,646)	(5,694)	(11,764)	(14,182)
Adjusted Net Income	$45,046	$45,241	$58,187	$124,781

	Three Months Ended June 30,		Nine Months Ended June 30,
	2023	2022	2023	2022
Net income	$0.23	$0.18	$0.17	$0.51
Amortization	0.07	0.08	0.23	0.24
Stock-based compensation costs	0.01	0.01	0.02	0.04
Acquisition costs	—	0.02	0.03	0.06
Capital structure transaction costs	—	0.03	—	0.03
Secondary offering costs	0.01	—	0.01	—
Other costs	—	0.01	0.01	0.01
Tax impact of adjustments	(0.02)	(0.04)	(0.08)	(0.09)
Adjusted Diluted EPS (6)	$0.30	$0.29	$0.39	$0.80

(1)
Stock-based compensation costs reflect expenses related to our initial public offering. Expenses related to our recurring awards granted each fiscal year are excluded from the Adjusted Net Income reconciliation.
(2)
Acquisition costs reflect costs directly related to completed acquisitions of $3.2 million in the three months ended June 30, 2022, and $3.9 million and $7.7 million in the nine months ended June 30, 2023 and 2022, respectively, and inventory step-up adjustments related to recording inventory of acquired businesses at fair value on the date of acquisition of $1.2 million for the nine months ended June 30, 2022.
(3)
Capital structure transaction costs include third party costs related to the 2022 Term Loan Agreement.
(4)
Other costs include costs related to a reduction in workforce of $0.1 million and $0.8 million in the three months ended June 30, 2023 and 2022, respectively, and $0.3 million and $0.8 million in the nine months ended June 30, 2023 and 2022, respectively, costs for legal expense of $0.2 million in the three months ended June 30, 2022, and $0.2 million and $0.6 million in the nine months ended June 30, 2023 and 2022, respectively, costs related to an incentive plan and other ancillary expenses associated with the initial public offering of $0.1 million for the nine months ended June 30, 2022, and other costs of $0.1 million for the three months ended June 30, 2022, and $0.8 million and $0.3 million for the nine months ended June 30, 2023 and 2022, respectively.
(5)
Tax impact of adjustments are based on applying a combined U.S. federal and state statutory tax rate of 26.5% for the three and nine months ended June 30, 2023 and 24.5% for the three and nine months ended June 30, 2022.
(6)
Weighted average common shares outstanding used in computing diluted net income per common share of 151,069,954 and 153,891,090 for the three months ended June 30, 2023 and 2022, respectively, and 151,056,199 and 155,631,884 for the nine months ended June 30, 2023 and 2022, respectively.

Free Cash Flow Reconciliation

	Three Months Ended June 30,		Nine Months Ended June 30,
(U.S. dollars in thousands)	2023	2022	2023	2022
Net cash provided by operating activities	$166,901	133,243	$230,043	$65,700
Less: Purchases of property, plant and equipment	(6,775)	(25,496)	(54,059)	(139,491)
Free Cash Flow	$160,126	$107,747	$175,984	$(73,791)

Net Leverage Reconciliation

Twelve Months Ended June 30,
(In thousands)	2023
Net income	$ 20,536
Interest expense	36,661
Depreciation and amortization	130,342
Tax expense (benefit)	13,408
Stock-based compensation costs	18,006
Acquisition costs	7,846
Secondary offering costs	1,065
Inventories	19,297
Other costs	2,780
Total adjustments	229,405
Adjusted EBITDA	$ 249,941
Long-term debt — less current portion	$ 581,418
Current portion	6,000
Unamortized deferred financing fees	4,176
Unamortized original issue discount	3,906
Finance leases	78,440
Gross debt	$ 673,940
Cash and cash equivalents	(244,597)
Net debt	$ 429,343
Net leverage	1.7x

Outlook

We have not reconciled Adjusted EBITDA guidance to its most comparable GAAP measure as a result of the uncertainty regarding, and the potential variability of, reconciling items such as the costs of acquisitions, which are a core part of our ongoing business strategy, and other costs. Such reconciling items that impact Adjusted EBITDA have not occurred, are outside of our control or cannot be reasonably predicted. Accordingly, a reconciliation of Adjusted EBITDA to its most comparable GAAP measure is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA guidance and future GAAP results.

Investor Relations Contact:

Eric Robinson

312-809-1093

ir@azekco.com

Media Contact:

Amanda Cimaglia

312-809-1093

media@azekco.com

Source: The AZEK Company Inc.